Exhibit 99.1

Red Robin Gourmet Burgers, Inc. Completes Refinancing

to Strengthen Financial Foundation and Support First Choice Plan

ENGLEWOOD, Colo. – October 5, 2026 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced it completed the refinancing of its secured credit facility (the “Credit Facility”) on October 2, 2026. The new facility replaces the Company’s prior credit agreement and follows the substantial completion of its refranchising transactions, the first step in strengthening the balance sheet under the First Choice Plan.

As announced on September 1, 2026, Red Robin completed the substantial majority of the closings under its three refranchising transactions with Op Burgers, LLC, Kuber Oregon, LLC and Kuber Washington, LLC, and Evergreen Dining LLC. Together, these transactions involved the sale of 108 company-owned restaurants for approximately $89.4 million in gross proceeds. The sale of eight more restaurants under the Op Burgers agreement is expected to close by the end of the Company’s 2026 fiscal year for approximately $6.6 million, bringing total gross proceeds to approximately $96 million from the sale of 116 restaurants. These proceeds, along with the Company’s improved operating performance, put Red Robin in a stronger position to refinance.

The new Credit Facility consists of the following:

•	Size: $115 million, made up of a $25 million revolving line of credit and a $90 million term loan.
•	Term: Five years, maturing October 2, 2031.
•	Room to grow: The Company may increase the facility by up to an additional $20 million in the future, subject to lender participation.
•	Use of funds: Repay all borrowings under the prior credit agreement, pay related fees and expenses, and support working capital and general corporate needs, including capital expenditures and permitted acquisitions.
•	Pricing: Interest on the term loan and revolving line of credit is based on SOFR plus 275 to 350 basis points, depending on the Company’s leverage ratio, with no SOFR floor. The initial rate is SOFR plus 325 basis points.

“Completing our refinancing is an important step forward for Red Robin and a key priority of our First Choice Plan,” said Dave Pace, President and Chief Executive Officer of Red Robin. “When we set out to strengthen our balance sheet, we knew it would be a multi-step process. Refranchising was the first in order to position us to refinance our debt. With this new facility in place, we have a stronger financial foundation from which to execute the other elements of the First Choice Plan, along with a longer runway and greater financial flexibility to invest in our restaurants, enhance guest experience and support our franchise partners. I want to thank our Team Members, franchise partners, lenders and advisors for their commitment and support throughout this process.”

The Credit Facility was led by JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, and Texas Capital Bank as Documentation Agent. JPMorgan Chase Bank, N.A. and U.S. Bank National Association served as Joint Lead Arrangers and Joint Bookrunners.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos Pizza at select locations. It's easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. Sign up for the royal treatment by joining Red Robin Royalty® today and enjoy Bottomless perks and delicious rewards across nearly 500 Red Robin locations in the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

Forward-Looking Statements

Forward-looking statements in this press release, including statements regarding the refranchising transactions and the anticipated timing and completion of the remaining restaurants expected to close; the Company's intended use of proceeds; the Company’s strategy under the First Choice Plan; and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," "outlook," or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to the following: the possibility that the conditions to the remaining restaurants expected to close are not satisfied on a timely basis or at all; the possibility that the Company may not fully realize the projected benefits of the transactions, including the anticipated amount and use of proceeds; business disruption during the pendency of or following the transactions; the impact of the transactions on the Company’s relationships with employees, franchisees, suppliers, landlords, and other third parties; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; the ability to service debt and comply with credit facility covenants; costs associated with lease obligations, including potential contingent lease liability; changes in consumer behavior or preference; geographic concentration in the Western United States; and actions taken by franchisees that could harm the Company’s business or reputation. These factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements and risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions:

Hannah Atteberry, Red Robin Gourmet Burgers, Inc.

media@redrobin.com

For investor relations questions:

investor@redrobin.com

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